Exhibit 99.1

NEWS RELEASE

GRAY ANNOUNCES PROPOSED $2.15 BILLION INCREMENTAL TERM LOAN AND

AMENDMENT TO ITS CURRENT SENIOR CREDIT FACILITY;

UPDATES GUIDANCE FOR THIRD QUARTER 2018

Atlanta, Georgia – October 22, 2018. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) announced today that it is proposing, subject to market and other conditions, to replace its existing priority revolving credit facility with a new pari passu five-year revolving credit facility, amend its current term loan, and incur up to $2.15 billion of additional term loans under its senior credit facility (the “Senior Credit Facility”). Gray also announced updates to certain of its previously announced guidance for the third quarter of 2018, based on preliminary information available to date.

Comments on Proposed Senior Credit Facility Amendment and Incremental Loan:

Gray expects to amend its Senior Credit Facility through some or all of the following, which would:

•	Amend certain terms of its revolving credit facility, increase the amount available under the revolver from $100 million to $200 million, and extend the maturity from February 2022 to October 2023;

•	Amend certain terms of its existing $595 million term loan that matures in February 2024; and

•	Incur up to an additional $2.15 billion seven-year incremental term loan under the Senior Credit Facility to finance, in part, our previously announced acquisition of Raycom Media, Inc.

We cannot provide any assurance about the timing, terms, or interest rate associated with the planned refinancing, or that the refinancing transactions will be completed.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Comments on Updated Third Quarter 2018 Guidance:

Gray initially issued guidance for third quarter 2018 on August 7, 2018. While Gray is continuing the process of finalizing its financial results for the third quarter of 2018, Gray today updates its guidance to its estimated results of operations as follows. This updated guidance represents the most current information and estimates available to Gray as of the date of this release. We have not yet completed our normal financial closing and review process; therefore, these estimates are subject to change upon finalization. As a result, our actual results may be different and such differences could be material. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not presented below.

	Updated Guidance
Selected operating data:	Low End Guidance for the Third Quarter of 2018	% Change From Third Quarter of 2017	High End Guidance for the Third Quarter of 2018	% Change From Third Quarter of 2017	Third Quarter of 2017
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$278,000	27%	$280,000	28%	$218,977

OPERATING EXPENSES (1)
(before depreciation, amortization and (gain) loss on disposal of assets):
Broadcast	$144,000	3%	$146,000	5%	$139,542
Corporate and administrative	$10,500	26%	$11,500	38%	$8,330

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$47,500	1086%	$48,500	1111%	$4,005

Our previous guidance range for operating revenue was from $270.0 million to $280.0 million; our previous guidance range for political advertising revenue was from $41.0 million to $45.0 million; our previous guidance range for broadcast expenses was from $145.0 million to $148 million and our previous guidance range for corporate and administrative expenses was from $10.0 million to $11.0 million.

As of September 30, 2018, we currently expect to report approximately:

•	$550.9 million of cash on hand

•	$595.0 million principal amount of secured debt; and

•	$1,820.0 million principal amount of total debt (excluding unamortized deferred financing costs and premium).

We currently anticipate that our total leverage ratio, as defined under our Senior Credit Facility, measured on a trailing eight quarter basis, netting all cash on hand, and giving pro forma effect for all acquisitions completed through the date of this release, will be between 3.50 times and 3.55 times as of September 30, 2018.

The Company

Currently, Gray owns and operates television stations in 57 television markets that collectively broadcast nearly 250 program streams including over 100 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network. Our portfolio includes the number-one and/or number-two ranked television station operations in all of our markets, which collectively cover approximately 10.4 percent of total United States television households. Gray has entered into an agreement to combine with Raycom Media, Inc. in a transformational transaction. The combined company will own leading television stations and digital platforms serving 92 markets and 24 percent of U.S. television households. It also will include video program production, marketing, and digital businesses including Raycom Sports, Tupelo-Raycom, and RTM Studios, the producer of PowerNation programs and content. For further information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter of 2018 or other periods, pending transactions and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2017 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

Gray Contacts:

www.gray.tv

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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